Investor Relations Contact:
Brian Carolan, Chief Financial Officer
732-728-5380
ir@commvault.com

Media Relations Contact:
Leo Tignini
732-728-5378
ltignini@commvault.com

Commvault Announces Fiscal 2019 Third Quarter Financial Results

-- Significant Y-o-Y earnings growth --
-- Repeatable revenues up 15% Y-o-Y --
-- Subscription and Utility Annual Contract Value (ACV) grew more than 2X over prior year to $90 million --

Third Quarter Highlights Include:

Third quarter
GAAP Results:
Revenues	$184.3 million
Income from Operations (EBIT)	$10.4 million
EBIT Margin	5.7%
Diluted Income Per Share	$0.28

Non-GAAP Results:
Income from Operations (EBIT)	$33.1 million
EBIT Margin	18.0%
Diluted Earnings Per Share	$0.54

Tinton Falls, N.J. – January 29, 2019 – Commvault [NASDAQ: CVLT] today announced its financial results for the third quarter ended December 31, 2018.

N. Robert Hammer, Commvault’s Chairman, President and CEO stated, "With the foundation of Commvault Advance in place, and what we see as a trend of enterprise customers seeking to consolidate their data management solutions, we were able to deliver strong sequential software and products revenue growth of 22%. Our revenue performance, coupled with our continued successful efforts to right-size the business, allowed us to continue to deliver significant year-over-year earnings growth, as evidenced by the 51% year to date growth in non-GAAP operating income. We believe Commvault is well positioned for both our fiscal Q4 and fiscal 2020. During the quarter we also repurchased approximately $54 million of our common stock.”

Total revenues for the third quarter of fiscal 2019 were $184.3 million, an increase of 2% year-over-year, and 9% sequentially. Total repeatable revenue (see Table IV) was $121.0 million, an increase of 15% year-over-year.

Software and products revenue was $84.5 million, an increase of 4% year-over-year, and 22% sequentially. Subscription and utility annual contract value (ACV) more than doubled year-over-year to approximately $90 million. See Table IV for an explanation of ACV.

Services revenue in the quarter was $99.8 million, an increase of 1% year-over-year and flat sequentially.

On a GAAP basis, income from operations (EBIT) was $10.4 million for the third quarter compared to $3.5 million in the prior year. These third quarter GAAP results in fiscal 2019 included $6.3 million of expenses related to a non-routine shareholder matter and restructuring. These expenses have been excluded from our non-GAAP results and are further discussed in Table IV. Non-GAAP EBIT was $33.1 million in the quarter compared to $22.0 million in the prior year, an increase of 50%.

For the third quarter of fiscal 2019, Commvault reported GAAP net income of $13.4 million, or $0.28 per diluted share. Non-GAAP net income for the quarter was $25.4 million, or $0.54 per diluted share.

Operating cash flow totaled $31.1 million for the third quarter of fiscal 2019 compared to $31.2 million in the prior year quarter. Total cash and short-term investments were $457.9 million as of December 31, 2018 compared to $462.4 million as of March 31, 2018.

During the third quarter of fiscal 2019, Commvault repurchased approximately 937,000 shares of its common stock totaling $54.4 million.

A reconciliation of GAAP to non-GAAP results has been provided in Financial Statement Table IV included in this press release. An explanation of these measures is also included below under the heading “Use of Non-GAAP Financial Measures.”

Recent Business Highlights:

On October 9-11, 2018, Commvault held its third annual customer conference, Commvault GO, in Nashville, TN. The conference featured more than 150 breakout sessions, comprised of labs, mini-theaters, and industry-specific and customer speaking sessions.  More than 2,000 customers, prospects, industry analysts, media and business partners attended the event to learn how Commvault and its partner ecosystem can help their organizations simplify, streamline and scale backup and recovery processes across diverse environments; enhance their use of multiple clouds for storage, application deployment and disaster recovery; recover quickly from ransomware or malware attacks; and identify and preserve data to meet GDPR and other regulations.  Other highlights included:

•
New this year, Commvault GO was front-ended by a partner summit, Commvault Partner Xchange. More than 300 attendees and representatives from 117 partner organizations came together to discuss the value that Commvault solutions can bring to their businesses.

•
Commvault focused on environmental efficiencies, reducing the amount of waste normally generated by an event of this size. This included donating 42,000 square feet of exhibit carpet for reuse and recycling, rather than sending it to a landfill; donating signage materials to a local high school; minimizing disposable food and beverage containers; replacing single-use plastic water bottles with dispensers; locally sourcing food items; and replanting live trees used to decorate the exhibit hall.

•
Commvault issued seven announcements at the conference, including announcements regarding new as-a-service options for Commvault Complete Backup and Recovery, an innovative user interface called the Commvault Command Center, an expanded portfolio of appliances and expanded relationships with NetApp and Hewlett-Packard Enterprise.

•
Commvault Chairman, President and Chief Executive Officer N. Robert Hammer and Chief Operating Officer Al Bunte delivered a main stage presentation to show how Commvault’s recently simplified product portfolio is already enabling enterprises to modernize, simplify and streamline their data management.

•
Commvault held its third annual Women in Technology reception, underscoring Commvault’s commitment to developing women in technology and leadership. Commvault also presented the Tennessee chapter of Women in Technology with a $2,500 scholarship earmarked for supporting local STEM educational initiatives for women and girls.

Use of Non-GAAP Financial Measures

Commvault has provided in this press release the following non-GAAP financial measures: non-GAAP income from operations, non-GAAP income from operations margin, non-GAAP net income, and non-GAAP diluted earnings per share. This selected financial information has not been prepared in accordance with GAAP. Commvault uses these non-GAAP financial measures internally to understand, manage and evaluate its business and make operating decisions. In addition, Commvault believes that these non-GAAP operating measures are useful to investors, when used as a supplement to GAAP financial measures, in evaluating Commvault’s ongoing operational performance. Commvault believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends, and in comparing its financial results with other companies in Commvault’s industry, many of which present similar non-GAAP financial measures to the investment community. Commvault has also provided software and products, services and total revenues on a constant currency basis. Commvault analyzes revenue growth on a constant currency basis in order to provide a comparable framework for assessing how the business performed excluding the effect of foreign currency fluctuations. Finally, Commvault has provided free cash flow, which Commvault uses to measure the amount of cash flow the business is generating after capital expenditures.

All of these non-GAAP financial measures should be considered as a supplement to, and not as a substitute for or superior to, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures, which are provided in Table IV included in this press release.

Non-GAAP income from operations and non-GAAP income from operations margin. These non-GAAP financial measures exclude noncash stock-based compensation charges and additional FICA and related payroll tax expense incurred by Commvault when employees exercise in the money stock options or vest in restricted stock awards. In fiscal 2019, Commvault also excluded restructuring, costs related to a non-routine shareholder matter and costs associated with a non-routine legal settlement from its non-GAAP results. These expenses are further discussed in Table IV. Commvault believes that these non-GAAP financial measures are useful metrics for management and investors because they compare Commvault’s core operating results over multiple periods. When evaluating the performance of Commvault’s operating results and developing short- and long-term plans, Commvault does not consider such expenses. Although noncash stock-based compensation and the additional FICA and related payroll tax expenses are necessary to attract and retain employees, Commvault places its primary emphasis on stockholder dilution as compared to the accounting charges related to such equity compensation plans. In addition, because of the varying available valuation methodologies, subjective assumptions such as volatility (which are outside of Commvault’s control), and the variety of awards that companies can issue, Commvault believes that providing non-GAAP financial measures that exclude noncash stock-based compensation expense and the additional FICA and related payroll tax expenses incurred on stock option exercises and vesting of restricted stock awards allow investors to make meaningful comparisons between Commvault’s operating results and those of other companies.

There are a number of limitations related to the use of non-GAAP income from operations and non-GAAP income from operations margin. The most significant limitation is that these non-GAAP financial measures exclude certain operating costs, primarily related to noncash stock-based compensation, which is of a recurring nature. Noncash stock-based compensation has been, and will continue to be for the foreseeable future, a significant recurring expense in Commvault’s operating results. In addition, noncash stock-based compensation is an important part of Commvault’s employees’ compensation and can have a significant impact on their performance. Lastly, the components that Commvault excludes in its non-GAAP financial measures may differ from the components that its peer companies exclude when they report their non-GAAP financial measures.

Commvault’s management generally compensates for the limitations described above related to the use of non-GAAP financial measures by providing investors with a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure. Further, Commvault management uses non-GAAP financial measures only in addition to, and in conjunction with, results presented in accordance with GAAP.

Non-GAAP net income and non-GAAP diluted earnings per share (EPS). Non-GAAP net income excludes noncash stock-based compensation, and the additional FICA and related payroll tax expenses incurred by Commvault when employees exercise in the money stock options or vest in restricted stock awards. In fiscal 2019 Commvault also excluded restructuring, costs related to a non-routine shareholder matter and costs associated with a non-routine legal settlement from its non-GAAP results. These expenses are further discussed in Table IV. In addition, non-GAAP net income and non-GAAP diluted EPS incorporate a non-GAAP effective tax rate of 27% in fiscal 2019 and 37% in fiscal 2018.

Commvault anticipates that in any given period its non-GAAP tax rate may be either higher or lower than the GAAP tax rate as evidenced by historical fluctuations. The GAAP tax rates in recent fiscal years were not meaningful percentages due to the dollar amount of GAAP pre-tax income. For the same reason as the GAAP tax rates, the estimated cash tax rates in recent fiscal years are not meaningful percentages. Estimated cash taxes for fiscal 2018 were approximately $6 million. Estimated cash taxes for fiscal 2019 are expected to be less than $10 million and relate primarily to Commvault's international operations. Commvault defines its cash tax rate as the total amount of cash income taxes payable for the fiscal year divided by consolidated GAAP pre-tax income. Over time, Commvault believes its GAAP and cash tax rates will align. Commvault measured itself to non-GAAP tax rates of 37% in fiscal 2018 and will measure itself to a non-GAAP tax rate of 27% in fiscal 2019. The reduction in the rate is the result of U.S. corporate tax reform.

Commvault considers non-GAAP net income and non-GAAP diluted EPS useful metrics for Commvault management and its investors for the same basic reasons that Commvault uses non-GAAP income from operations and non-GAAP income from operations margin. In addition, the same limitations as well as management actions to compensate for such limitations described above also apply to Commvault’s use of non-GAAP net income and non-GAAP EPS.

Conference Call Information
Commvault will host a conference call today, January 29, 2019, at 8:30 a.m. Eastern Time (5:30 a.m. Pacific Time) to discuss its financial results. To access this call, dial 844-742-4247 (domestic) or 661-378-9470 (international). The live webcast can be accessed under the "Events" section of Commvault's website. An archived webcast of this conference call will also be available following the call.

About Commvault
Commvault is a recognized global leader in enterprise backup, recovery, and data management across any hybrid environment. Commvault’s converged data management solution redefines what backup means for the progressive enterprise through solutions that protect, manage and use their most critical asset — their data. Commvault software, solutions and services are available from the company and through a global ecosystem of trusted partners. Commvault employs more than 2,500 highly-skilled individuals across markets worldwide, is publicly traded on NASDAQ (CVLT), and is headquartered in Tinton Falls, New Jersey in the United States. To learn more about Commvault visit www.commvault.com

Safe Harbor Statement
This press release may contain forward-looking statements, including statements regarding financial projections, which are subject to risks and uncertainties, such as competitive factors, difficulties and delays inherent in the development, manufacturing, marketing and sale of software products and related services, general economic conditions, outcome of litigation and others. For a discussion of these and other risks and uncertainties affecting Commvault's business, see "Item IA. Risk Factors" in our annual report in Form 10-K and "Item 1A. Risk Factors" in our most recent quarter report in Form 10-Q. Statements regarding Commvault’s beliefs, plans, expectations or intentions regarding the future are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from anticipated results. Commvault does not undertake to update its forward-looking statements. The development and timing of any product release as well as any of its features or functionality remain at our sole discretion.

1999-2019 Commvault Systems, Inc. All rights reserved. Commvault, Commvault and logo, the "C hexagon" logo, Commvault Systems, Solving Forward, SIM, Singular Information Management, Simpana, Commvault OnePass, Commvault Galaxy, Commvault Edge, Unified Data Management, QiNetix, Quick Recovery, QR, CommNet, GridStor, Vault Tracker, InnerVault, Quick Snap, QSnap, Recovery Director, CommServe, CommCell, IntelliSnap, ROMS, APSS, CommvaultGO, CommValue, Commvault HyperScale, ScaleProtect, Commvault Activate, Commvault Orchestrate, Commvault Complete are trademarks or registered trademarks of Commvault Systems, Inc. All other third party brands, products, service names, trademarks, or registered service marks are the property of and used to identify the products or services of their respective owners. All specifications are subject to change without notice.

Table I

Commvault Systems, Inc.

Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2018	2017	2018	2017
Revenues:
Software and products	$84,515	$81,443	$229,069	$228,224
Services	99,760	98,923	300,461	286,254
Total revenues	184,275	180,366	529,530	514,478
Cost of revenues:
Software and products	6,093	1,234	15,262	3,125
Services	22,760	23,723	68,070	66,760
Total cost of revenues	28,853	24,957	83,332	69,885
Gross margin	155,422	155,409	446,198	444,593
Operating expenses:
Sales and marketing	94,392	105,106	281,502	305,610
Research and development	22,916	23,981	72,217	69,451
General and administrative	19,989	20,387	66,535	67,858
Restructuring	4,953	—	13,342	—
Depreciation and amortization	2,728	2,457	7,961	7,212
Total operating expenses	144,978	151,931	441,557	450,131
Income (loss) from operations	10,444	3,478	4,641	(5,538)
Interest income	1,721	588	3,760	1,560
Interest expense	—	(232)	—	(698)
Equity in loss of affiliate	—	(158)	—	(281)
Income (loss) before income taxes	12,165	3,676	8,401	(4,957)
Income tax expense (benefit)	(1,235)	62,621	2,677	55,282
Net income (loss)	$13,400	$(58,945)	$5,724	$(60,239)
Net income (loss) per common share:
Basic	$0.29	$(1.30)	$0.12	$(1.33)
Diluted	$0.28	$(1.30)	$0.12	$(1.33)
Weighted average common shares outstanding:
Basic	46,074	45,291	45,803	45,340
Diluted	47,357	45,291	47,674	45,340

Table II

Commvault Systems, Inc.

Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31,	March 31,
	2018	2018
ASSETS
Current assets:
Cash and cash equivalents	$327,398	$330,784
Short-term investments	130,544	131,637
Trade accounts receivable	170,497	162,119
Other current assets	18,543	22,248
Total current assets	646,982	646,788

Property and equipment, net	124,188	128,612
Deferred commissions cost	32,744	33,092
Other assets	10,773	10,150
Total assets	$814,687	$818,642

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,347	$761
Accrued liabilities	87,396	82,299
Deferred revenue	228,944	241,113
Total current liabilities	317,687	324,173

Deferred revenue, less current portion	96,448	84,661
Deferred tax liabilities, net	2,449	2,430
Other liabilities	3,076	3,314

Total stockholders’ equity	395,027	404,064
Total liabilities and stockholders’ equity	$814,687	$818,642

Table III

Commvault Systems, Inc.

Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2018	2017	2018	2017
Cash flows from operating activities
Net income (loss)	$13,400	$(58,945)	$5,724	$(60,239)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	3,040	2,879	9,112	8,446
Noncash stock-based compensation	15,832	17,753	51,586	57,138
Deferred income taxes	123	56,471	(150)	53,682
Equity in loss of affiliate	—	158	—	281
Amortization of deferred commissions cost	4,090	3,975	13,006	12,314
Changes in operating assets and liabilities:
Trade accounts receivable	(39,413)	(17,030)	(17,918)	(4,591)
Other current assets and Other assets	5,541	5,677	10,425	(7,101)
Deferred commissions cost	(4,899)	(4,748)	(13,765)	(12,262)
Accounts payable	1,019	11	637	71
Accrued liabilities	19,081	15,457	5,345	(3,652)
Deferred revenue	13,164	10,550	9,368	17,963
Other liabilities	86	(998)	224	(1,222)
Net cash provided by operating activities	31,064	31,210	73,594	60,828
Cash flows from investing activities
Purchase of short-term investments	(32,631)	(33,007)	(98,150)	(110,181)
Proceeds from maturity of short-term investments	33,006	33,272	99,243	99,881
Purchase of property and equipment	(1,106)	(2,663)	(5,104)	(5,297)
Net cash used in investing activities	(731)	(2,398)	(4,011)	(15,597)
Cash flows from financing activities
Repurchase of common stock	(54,380)	(80,050)	(92,683)	(91,309)
Proceeds from stock-based compensation plans	3,203	978	32,829	17,713
Net cash used in financing activities	(51,177)	(79,072)	(59,854)	(73,596)
Effects of exchange rate — changes in cash	(4,939)	1,423	(13,115)	13,368
Net decrease in cash and cash equivalents	(25,783)	(48,837)	(3,386)	(14,997)
Cash and cash equivalents at beginning of period	353,181	363,331	330,784	329,491
Cash and cash equivalents at end of period	$327,398	$314,494	$327,398	$314,494

Table IV

Commvault Systems, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures and Other Financial Information
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2018	2017	2018	2017
Non-GAAP financial measures and reconciliation:
GAAP income (loss) from operations	$10,444	$3,478	$4,641	$(5,538)
Noncash stock-based compensation (1)	15,564	17,753	50,104	57,138
FICA and payroll tax expense related to stock-based compensation (2)	781	794	2,384	1,887
Restructuring (3)	4,953	—	13,342	—
Non-routine shareholder matters (4)	1,358	—	9,113	—
Litigation settlement (5)	—	—	1,400	—
Non-GAAP income from operations	$33,100	$22,025	$80,984	$53,487

GAAP net income (loss)	$13,400	$(58,945)	$5,724	$(60,239)
Noncash stock-based compensation (1)	15,564	17,753	50,104	57,138
FICA and payroll tax expense related to stock-based compensation (2)	781	794	2,384	1,887
Restructuring (3)	4,953	—	13,342	—
Non-routine shareholder matters (4)	1,358	—	9,113	—
Litigation settlement (5)	—	—	1,400	—
Equity in loss of affiliate (6)	—	158	—	281
Non-GAAP provision for income taxes adjustment (7)	(10,637)	54,340	(20,204)	35,173
Non-GAAP net income	$25,419	$14,100	$61,863	$34,240

Diluted weighted average shares outstanding (8)	47,357	47,261	47,674	47,648
Non-GAAP diluted net income per share	$0.54	$0.30	$1.30	$0.72

	Three Months Ended December 31,		Nine Months Ended December 31,
	2018	2017	2018	2017
Subscription and Utility Software and Related Support Services	$37,425	$19,021	$100,865	$53,725
Recurring Support and Services	83,614	86,333	257,061	250,214
Total repeatable revenue	$121,039	$105,354	$357,926	$303,939
Percentage of Total Revenues	66%	58%	68%	59%

Perpetual software and product revenue	$53,232	$64,489	$142,598	$181,085
Other professional services	10,004	10,523	29,006	29,454
Total non-repeatable revenue	$63,236	$75,012	$171,604	$210,539
Percentage of Total Revenues	34%	42%	32%	41%

Total Revenue (9)	$184,275	$180,366	$529,530	$514,478

	Measures at period ended ($000s)
	March 31, 2017	June 30, 2017	September 30, 2017	December 31, 2017	March 31, 2018	June 30, 2018	September 30, 2018	December 31, 2018
Subscription and Utility Annual Contract Value (10)	$30,000	$38,000	$39,000	$43,000	$54,000	$64,000	$76,000	$90,000

	Three Months Ended December 31, 2018
	Americas	EMEA	APAC	Total
Software and Products Revenue	$41,798	$31,073	$11,644	$84,515
Customer Support Revenue	58,575	20,597	9,669	88,841
Professional Services	6,193	3,014	1,712	10,919
Total Revenue	$106,566	$54,684	$23,025	$184,275

	Three Months Ended December 31, 2017
	Americas	EMEA	APAC	Total
Software and Products Revenue	$40,783	$29,472	$11,188	$81,443
Customer Support Revenue	59,225	19,478	9,151	87,854
Professional Services	6,287	2,944	1,838	11,069
Total Revenue	$106,295	$51,894	$22,177	$180,366

	Nine Months Ended December 31, 2018
	Americas	EMEA	APAC	Total
Software and Products Revenue	$125,290	$70,624	$33,155	$229,069
Customer Support Revenue	178,676	61,399	28,779	268,854
Professional Services	17,467	8,945	5,195	31,607
Total Revenue	$321,433	$140,968	$67,129	$529,530

	Nine Months Ended December 31, 2017
	Americas	EMEA	APAC	Total
Software and Products Revenue	$121,498	$74,293	$32,433	$228,224
Customer Support Revenue	173,619	55,214	26,688	255,521
Professional Services	17,113	8,248	5,372	30,733
Total Revenue	$312,230	$137,755	$64,493	$514,478

	Three Months Ended December 31, 2018		Nine Months Ended December 31, 2018
	Sequential	Year Over Year	Year Over Year
Non-GAAP software and products revenue reconciliation
GAAP software and products revenue	$84,515	$84,515	$229,069
Adjustment for currency impact	837	2,047	2,132
Non-GAAP software and products revenue on a constant currency basis (11)	$85,352	$86,562	$231,201

	Three Months Ended December 31, 2018		Nine Months Ended December 31, 2018
	Sequential	Year Over Year	Year Over Year
Non-GAAP services revenue reconciliation
GAAP services revenue	$99,760	$99,760	$300,461
Adjustment for currency impact	624	1,706	1,198
Non-GAAP services revenue on a constant currency basis (11)	$100,384	$101,466	$301,659

	Three Months Ended December 31, 2018		Nine Months Ended December 31, 2018
	Sequential	Year Over Year	Year Over Year
Non-GAAP total revenue reconciliation
GAAP total revenues	$184,275	$184,275	$529,530
Adjustment for currency impact	1,461	3,753	3,330
Non-GAAP total revenues on a constant currency basis (11)	$185,736	$188,028	$532,860

	Three Months Ended December 31,		Nine Months Ended December 31,
	2018	2017	2018	2017

Non-GAAP free cash flow reconciliation:
Net cash provided by operating activities	$31,064	$31,210	$73,594	$60,828
Purchase of property and equipment	(1,106)	(2,663)	(5,104)	(5,297)
Purchases for corporate campus headquarters (12)	—	—	1,855	—
Non-GAAP free cash flow	$29,958	$28,547	$70,345	$55,531

Footnotes - Adjustments

(1)	Represents noncash stock-based compensation charges associated with stock options, restricted stock units granted and our Employee Stock Purchase Plan. Those amounts are represented as follows:

	Three Months Ended December 31,		Nine Months Ended December 31,
	2018	2017	2018	2017
Cost of services revenue	$705	$846	$2,217	$2,348
Sales and marketing	8,395	9,464	26,990	27,888
Research and development	2,058	2,170	6,547	6,310
General and administrative	4,406	5,273	14,350	20,592
Stock-based compensation expense	$15,564	$17,753	$50,104	$57,138

In the three and nine months ended December 31, 2018, the table above excludes $268 and $1,482, respectively, of stock-based compensation expense related to the Company's restructuring activities described below in footnote three.

(2)	Represents additional FICA and related payroll tax expenses incurred by Commvault when employees exercise in the money stock options or vest in restricted stock awards.

(3)
In fiscal 2019 Commvault initiated a restructuring plan to increase efficiency in its sales, marketing and distribution functions as well as reduce costs across all functional areas. These restructuring charges relate primarily to severance and related costs associated with headcount reductions, as well as the closure of two sales offices. Restructuring includes $268 and $1,482 of stock-based compensation for the three and nine months ended December 31, 2018, respectively, related to modifications of awards granted to former employees. Management believes, when used as a supplement to GAAP results, that the exclusion of these charges will better help investors and financial analysts understand Commvault's operating results and underlying operational trends as compared to prior periods.

(4)
During fiscal 2019 Commvault incurred costs related to a non-routine shareholder matter. The costs are for professional fees related to the settlement agreement with the shareholder and consulting fees incurred with the operational review which was agreed to as part of the settlement. Management believes, when used as a supplement to GAAP results, that the exclusion of these costs will better help investors and financial analysts understand Commvault's operating results and underlying operational trends as compared to prior periods.

(5)
During the second quarter of fiscal 2019 Commvault incurred costs related to a litigation settlement. Management believes, when used as a supplement to GAAP results, that the exclusion of these costs will help investors and financial analysts understand Commvault's operating results and underlying operational trends as compared to prior periods.

(6)	Represents Commvault's share of income or loss from its investment in Laitek, Inc.

(7)	The provision for income taxes is adjusted to reflect Commvault’s estimated non-GAAP effective tax rate of 27% in fiscal 2019 and 37% in fiscal 2018.

(8)
For GAAP purposes the potentially dilutive impact of options and shares associated with our stock-based compensation programs were excluded from the calculation of GAAP loss per share in certain periods ended December 31, 2017 because they would have been anti-dilutive. For purposes of non-GAAP income per share the impact of dilutive options and shares has been included.

(9)	This table includes the following financial metric that is derived from Commvault’s GAAP recognized revenue:

Subscription and Utility Software and Related Support Services - The amounts included on this line include a) non-cancellable term-based, or subscription, licenses (inclusive of both recognized software and recognized maintenance and support revenues) that expire at the end of the contractual term; and b) “pay-as-you-go” utility arrangements based on product usage (inclusive of both recognized software and maintenance and support revenues) that are structured with no guaranteed minimums. The amount includes both Software and Products Revenue and Services Revenue.

Recurring Support and Services - The amounts included on this line consist primarily of maintenance and support revenues associated with the sale of perpetual software arrangements. This revenue is included in Services Revenue on Commvault’s Consolidated Statement of Operations.

Perpetual Software and Product Revenues - The amounts included on this line are primarily associated with the sale of perpetual software transactions. These revenues are included in Software and Products Revenue on Commvault’s Consolidated Statement of Operations.

Other Professional Services - The amounts included on this line are primarily revenues associated with Commvault’s installation and consultation services. These revenue are included in Services Revenue on Commvault’s Consolidated Statement of Operations.

Management believes that also reviewing these metrics, in addition to GAAP results, helps investors and financial analysts understand the repeatable nature of certain revenue amounts and trends as compared to prior periods.

Note that nearly all of Commvault’s software and product revenue is related to solutions that are run in the customer’s environment. Commvault currently does not have material revenue related to hosted, or software as a solution products. As a result, as required under ASC 606, substantially all of Commvault’s software and product revenue is recognized at a point in time, when it is delivered to the customer, and not ratably over the course of a contractual period. This is the case for both perpetual software licenses and subscription software licenses.

(10) This table includes the Subscription and Utility Annual Contract Value (ACV) metric that is comprised of:

a.
Subscription ACV - the annualized equivalent of the total contract value (both software and related support services) of all non-cancellable subscription agreements. Over the past six quarters, the weighted average contract length of subscription agreements has been approximately three years. The total contract value includes all active contracts at the end of each fiscal quarter.

b.
Utility ACV - “pay-as-you-go” utility arrangements based on product usage (inclusive of both software and related support services) that are structured with no guaranteed minimums. The amounts included in Utility ACV have been annualized based on the actual reported quarterly amount in the most recent fiscal quarter.

Management believes that reviewing this ACV metric, in addition to our GAAP results, helps investors and financial analysts understand the value of arrangements that may potentially result in future revenues. Commvault believes this metric normalizes the variations in contractual length among our subscription and utility transactions and will help investors and analysts to track Commvault’s transition to more potentially repeatable revenue streams.

(11) Revenues on a constant currency basis are calculated using the average foreign exchange rates from a previous period and applying these rates to foreign-denominated revenues in the corresponding period of fiscal 2019. The difference between revenue calculated based on these foreign exchange rates and revenues calculated in accordance with GAAP is listed as Adjustment for currency impact in the table above.

(12) In the first quarter of fiscal 2019 Commvault made a purchase of land adjacent to its global corporate headquarters. Due to the non-routine nature of this transaction, the amount has been adjusted from the calculation of non-GAAP free cash flow.